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                                               Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-87353



                                 STUPIDPC, INC.

                                SUPPLEMENT NO. 1

                     TO PROSPECTUS DATED FEBRUARY 14, 2000



         The purpose of this supplement to the prospectus dated February 14, 2000 is to advise the selling shareholders named therein of a change to the "Description of Capital Stock; 8% Convertible Debentures" section of the prospectus. This supplement should be read with the original prospectus.


USE OF SHARES FOR THE PAYMENT OF INTEREST AND PENALTIES RELATED TO STUPIDPC CONVERTIBLE 8% DEBENTURES

         On August 21, 2000, StupidPC issued 376,363 shares of StupidPC common stock, no par value, to the five selling shareholders who hold StupidPC Convertible 8% Debentures. Such shares represent (i) accrued interest on the Debentures through July 28, 2000, and (ii) penalties due to the debenture holders pursuant to their registration rights. Such 376,363 shares are included in the 1,610,334 shares registered, and the number of shares available for conversion of Debentures has been reduced to 823,637 from the original 1,200,000 (out of the total 1,610,334 registered) shares available for conversion of debentures.




           The Date of this Prospectus Supplement is August 25, 2000